EXHIBIT 10.6

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is effective as of December 1., 2021, by and between Portage Development Services Inc., a Delaware corporation (the “Company”), and Allan Shaw a resident of the State of New York (the “Executive”).

WHEREAS, the Company and Executive desire to enter into this Agreement pursuant to which the Company will continue to employ Executive in the capacity, for the period and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.	EMPLOYMENT BY THE COMPANY.

(a)                EMPLOYMENT AND DUTIES. The Company hereby continues to employ Executive of the Company to act in accordance with the terms and conditions hereinafter set forth. During the Term (as defined below), Executive will report to the Chief Executive Officer (the “CEO”) and agrees that it will devote sufficient time, attention and skills to the operation of the Business (as defined below) of the Company and that it will perform such duties, functions, responsibilities and authority in connection with the foregoing as are from time to time delegated to Executive by the Board. These duties shall include, but shall not be limited to, responsibility for the Company’s finances and reporting obligations and other tasks delegated by the Board. For purposes of this Agreement, the “Business” of the Company shall be defined as the development and commercialization of immuno-oncology and related products and related technology based products with mechanisms including iNKT agonists, intratumoral chemotherapy, STING agonists, RAGE antibodies, and nanoliopgels. Executive is not bound by the terms of any agreement with any previous employer or other party which would limit its abilities to perform its duties and obligations hereunder.

(b)                TERM. The term of this Agreement shall commence on the date hereof and shall continue for a period of two (2) years (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for one year periods. The Initial Term and any renewals thereof shall be referred to herein as the “Term.” In each case, the Term will continue until terminated in accordance with Section 6(d).

2.                   COMPENSATION. In consideration of all the services to be rendered by Executive to the Company hereunder, the Company hereby agrees to pay or otherwise provide Executive the following compensation and benefits. It is furthermore understood that the Company shall have the right to deduct or withhold as required under any provision of applicable law from:

(a)                SALARY. Executive shall receive an initial annual salary of Three Hundred Forty-Eight Thousand Dollars ($348,000) to begin on December 1, 2021, plus annual cost of living salary increases (“Base Salary”). The applicable Base Salary shall be reviewed by the Board each year prior to the anniversary of this Agreement to determine the annual increase to the applicable year’s Base Salary; provided, however, that in no event shall such annual increase be less than cost of living increase. The applicable Base Salary will be paid in equal installments not less frequently than bi-monthly in accordance with the Company’s salary payment practices in effect from time to time for senior executives of the Company

(b)                BONUS PAYMENT. In addition to the Base Salary then in effect, Executive shall be eligible to receive a bonus payment (the “Bonus Payment”) with a target of forty percent (40%) of the applicable year’s Base Salary (the “Bonus Percentage”) based upon Executive achieving performance objectives as determined each year by the Board of Directors and communicated to Executive during the first quarter of the year. The Bonus Payment will be paid in accordance with the Company’s bonus payment practices in effect from time to time for senior executives of the Company, but no later than March 15 of the calendar year immediately following the calendar year for which the bonus is being measured. The Board shall review the Executive’s Bonus Percentage annually and may, in the Board’s sole discretion, increase the Bonus Percentage based upon the Company’s and Executive’s performance.

(c)                LONG TERM INCENTIVES. Executive shall be eligible to participate in equity awards from time to time under the Portage Biotech Inc. 2021 Equity Incentive Plan on terms and conditions established for such grant by the Board of Directors of Portage Biotech Inc.

(d)                EXPENSES. Executive shall be entitled to be reimbursed for all reasonable expenses incurred by him in connection with the fulfillment of his duties hereunder, including all necessary continuing education and certification costs and related expenses; provided, however, that Executive has obtained the Company’s prior written approval of such expenses and has complied with all policies and procedures related to the reimbursement of such expenses as shall, from time to time, be established by the Company. For the avoidance of doubt, to the extent that any reimbursements payable to Executive under this subsection 2(e) are subject to the provisions of Section 409A of the Code: any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)                VACATIONS AND SICK LEAVE. Executive shall be entitled to four (4) weeks paid vacation annually to be taken in accordance with the Company’s vacation policy in effect from time to time and at such time or times as may be mutually agreed upon by the Company and Executive; provided, however, that if for any reason Executive does not take the full four (4) weeks’ vacation in any given year, Executive shall be entitled to accrue and carry over such vacation time according to the policy established by the Company. Executive shall also be entitled to sick leave according to the sick leave policy which the Company many adopt from time to time.

3.	INDEMNIFICATION.

COMPANY’S OBLIGATION TO INDEMNIFY. To the maximum extent allowable under the law of Delaware and the Bylaws and Certificates of Incorporation of the Company, the Company shall at all times during the Term and thereafter, indemnify and defend and hold Executive harmless from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements as well as attorneys’ fees and expenses, personal or otherwise, whether in tort or in contract, law or equity, that the Company or the Executive may incur by reason of or arising out of any claim made by any third party (together, the “Losses”)by reason of, relating to or arising out of Executive’s employment with Company; provided, however, that the Company’s foregoing indemnification obligations shall not apply to Losses incurred by the Company as a result of the Executive’s willful misconduct, gross negligence, or conviction of a felony (including entry of a plea of nolo contendere) for illegal or criminal behavior. Indemnification shall include all costs, including actual attorneys’ fees and expenses reasonably incurred in pursuing indemnity claims under or enforcement of this Agreement. The Company will promptly advance to Executive expenses incurred or to be incurred by Executive to defend any claim, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 3 (including any expenses incurred in enforcing Executive’s rights under this Section 3), after receipt by the Company of a written request from Executive for such advance together with documentation reasonably acceptable to the Company and subject to an undertaking by Executive to pay back any advanced amounts for which it is determined by agreement between Executive and the Company or by a final judgment of a court of competent jurisdiction that Executive was not entitled to indemnification. This indemnity is in addition to, and does not replace, Portage Biotech Inc. obligations to indemnify.

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(a)                    D&O INSURANCE. During the employment Term and for a commercially reasonable period thereafter, the Company shall cover or cause Portage Biotech, Inc to cover the Executive under its directors’ and officers’ liability insurance policy to the extent commercially available.

4.                   INSURANCE. The Company may secure, in its own name, or otherwise, and at its own expense, life, health, accident and other insurance covering Executive. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations and by signing, as the insured, such applications and other instruments in writing as may be reasonably requires by the insurance companies to which application is made pursuant to such insurance. Executive agrees that it shall have no right, title, or interest in or to any insurance policies or to the proceeds thereof which the Company many so elect to take out or to continue on Executive’s life.

5.	TERMINATION OF EMPLOYMENT.

(a)                TERMINATION BY THE COMPANY WITHOUT JUST CAUSE, BY VIRTUE OF DEATH OR DISABILITY OF EXECUTIVE, OR RESIGNATION BY THE EXECUTIVE FOR GOOD REASON.

(i)                 The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6(a) at any time, in accordance with Section 6(d), without “Just Cause” (as defined in Section 6(c)(ii) below) or by virtue of Executive’s death or Disability (as defined herein) by giving notice as described in Section 9(a) of this Agreement. The Executive shall have the right to terminate its employment for Good Reason in accordance with Section 6(a)(vi).

(ii)               If the Company terminates Executive’s employment at any time without Just Cause or by virtue of the death or Disability of Executive or Executive terminates its employment with the Company for “Good Reason” (as defined in Section 6(a)(vi) below) , then Executive shall be entitled to receive the Accrued Obligations (defined in 6(a)(iv) below). If Executive complies with the obligations in Section 6(a)(iii) below, Executive shall also be eligible to receive the following “Severance Benefits”:

(1)                The Company will pay Executive an amount equal to the sum of (A) 50% of Executive’s then current Base Salary and (B) 50% of the average annual bonus for each of the prior two completed performance years, such sum to be divided by Six and less all applicable withholdings and deductions, paid in equal installments for six (6) months (the “Severance Period”), commencing on the first payroll date that is more than sixty (60) days following the date of termination of Executive’s employment, with the remaining installments occurring on the first day of each remaining month of the Severance Period thereafter.

(2)                If a policy is in place when the Severance Period commences, the Company shall pay to the Executive the premiums for the continuation of the Executive’s life insurance benefits for a period of six (6) months (the “Life Insurance Period”) from the date of termination, subject to any applicable withholdings and deductions, in monthly installments commencing on the Company’s first regular payroll date that is more than sixty (60) days following the date of termination.

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(3)                The Company will provide Executive with continued medical and dental benefits for the duration of the Severance Period at the same rate of participant and Company shared costs as in effect for active employees of the Company.

(4)                all stock options (and any other unvested equity incentive award) held by the Executive relating to shares of the Company or its parent will be deemed fully vested and exercisable on the Termination Date and the exercise period for such stock options will be increased by a period of two years from the Termination Date

(iii)             Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits pursuant to Section 6(a)(ii) or Change in Control Severance Benefits pursuant to Section 6(b)(i) of this Agreement if by the 60th day following the date of Executive’s termination of employment, he has signed, delivered to the Company and not revoked in whole or in part a mutually agreeable separation agreement that includes a general release in favor of the Company (the “Release”).

(iv)              For purposes of this Agreement, “Accrued Obligations” are any accrued but unpaid portion of the applicable Base Salary, plus any accrued but unused vacation time and unpaid expenses (in accordance with Section 2(d)) that have been earned by the Executive as the date of such termination.

(v)                For purposes of this Agreement, and subject to applicable state and federal law, termination by the Company on account of the Executive’s “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. Whenever Severance Benefits or Change in Control Severance Benefits are payable to Executive hereunder during a time when Executive is partially or totally disabled, and such Disability would entitle it to disability income payments according to the terms of any plan or policy now or hereafter provided by the Company, the Severance Benefits or Change in Control Severance Benefits payable to Executive hereunder shall be inclusive of any such disability income and shall not be in addition thereto, even if such disability income is payable directly to Executive by an insurance company under a policy paid for by the Company.

(vi)              For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: a material reduction in Executive’s Base Salary; a material reduction in the Executive’s duties, authority and responsibilities relative to the Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; any material breach of the Agreement by the Company or its successors; or the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors shall have assumed all duties and obligations of the Company under the Agreement; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: Executive gives the Company written notice of its intent to terminate for Good Reason within thirty (30) days following the occurrence of one or more condition(s) that it believes constitute(s) Good Reason, which notice shall describe such condition(s); the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); the Company has not, prior to receiving such notice from Executive, already informed Executive that its employment with the Company is being terminated and Executive voluntarily terminates its employment within thirty (30) days following the end of the Cure Period.

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(b)                TERMINATION BY THE COMPANY WITHOUT JUST CAUSE OR RESIGNATION BY THE EXECUTIVE FOR GOOD REASON COINCIDENT WITH A CHANGE IN CONTROL.

(i)               If Executive’s employment by the Company is terminated by the Company or any successor entity without “Just Cause” (as defined in Section 6(c)(ii)) (not including termination by virtue of Executive’s death or Disability) or by Executive for Good Reason within twelve (12) months following the effective date of a “Change in Control” (as defined below), then in addition to paying or providing Executive with the Accrued Obligations and subject to compliance with Section 6(a)(iii), the Company will provide the following “Change in Control Severance Benefits”:

(1)                The Company will pay the Base Salary continuation benefit as described in Section 6(a)(ii)(1), except that the Severance Period in Section 6(a)(ii)(1) shall instead be twelve (12) months;

(2)                The Company will pay the life insurance benefit as described in Section 6(a)(ii)(3), except that the Life Insurance Period in Section 6(a)(ii)(3) shall instead be twelve (12) months; and

(3)                The Company will pay an additional amount equivalent to Executive’s target annual bonus calculated using the Bonus Percentage for the performance year in which Executive’s termination occurs. This bonus will be payable subject to standard federal and state payroll withholding requirements and paid in twelve equal installments commencing on the first payroll date that is more than sixty (60) days following the date of termination of Executive’s employment, with the remaining installments occurring on the first day of the month for the eleven (11) months thereafter.

(4)                The Company will provide Executive with continued medical and dental benefits as described in Section 6(a)(ii)(3) for the duration of the Severance Period, except that the Severance Period shall be twelve (12) months.

(5)                all stock options (and any other unvested equity incentive award) held by the Executive relating to shares of the Company or its parent will be deemed fully vested and exercisable on the Termination Date and the exercise period for such stock options will be increased by a period of two years from the Termination Date.

(ii)               For purposes of this Agreement, a “Change in Control” means the occurrence of any of the following events: (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Founder), (ii) a transaction or series of related transactions in which a Person, or a group of related Persons, becomes the beneficial owner of, or acquires from shareholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company, or (iii) a sale, transfer, exclusive license or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company.

(c)	TERMINATION FOR JUST CAUSE OR VOLUNTARY TERMINATION.

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(i)                 If Executive’s employment is terminated prior to the expiration of the Term for Just Cause or if Executive’s employment is terminated as set forth in Section 6(d)(ii) or (iii) hereof (not including a resignation for Good Reason), Executive will be paid the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall NOT be entitled to receive any Severance Benefits (as defined in Section 6(a)(ii)) or Change in Control Severance Benefits (defined in Section 6(b)(i)).

(ii)                 For the purposes hereof, the Company shall have “Just Cause” to terminate Executive’s employment hereunder as a result of Executive’s gross negligence that causes demonstrable harm to the Company, willful misconduct that causes demonstrable harm to the Company, conviction of a felony (including the entry of a plea of nolo contendere) for illegal or criminal behavior in carrying out his duties as required pursuant to the terms of the Agreement. Notwithstanding any other provision contained herein, the Company shall have the right to terminate the agreement and Executive’s employment without Just Cause, and Executive’s remedies hereunder in the event of such termination shall be limited to the Severance Benefits or Change in Control Severance Benefits, as applicable, set forth in Section 6(a)(ii) and 6(b)(i) hereof.

(d)                EVENTS OF TERMINATION. This Agreement shall terminate on the earliest to occur of the following events:

(i)	the expiration of the Term;

(ii)	the mutual written agreement of the Company and the Executive;

(iii)	the voluntary termination of the Executive other than as a result of a resignation for Good Reason (as defined in Section 6(a)(iv));

(iv)	the death of Executive or Executive’s retirement;

(v)	termination on account of Executive’s Disability (as defined above);

(vi)	the termination of the Executive by the Company with or without Just Cause (as defined in Section 6(c)(ii)) upon giving written notice to Executive; or

(vii)	for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 6(a)(vi).

(e)	SECTION 409A.

(i)                 Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until the Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and the Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of six (6)

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months and one day after the Executive’s separation from service, the Executive’s death or such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption. To the extent that any severance payments or benefits are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of such severance payments and benefits will not be made or begin until the later calendar year.

(ii)               It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

6.	RESTRICTIVE COVENANTS.

(a)                CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT. As a condition of continued employment, Executive agrees to abide by the Confidential Information and Invention Assignment Agreement, attached as Exhibit A, that he previously executed (the “CIIA”). The CIIA may be amended from time to time without regard to this Agreement. The CIIA contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

(b)                NON-SOLICITATION AND NON-COMPETITION. Executive and the Company agree that the Company would suffer irreparable harm and incur substantial damage if Executive were to enter into Competition (as defined herein) with the Company. Therefore, in order for the Company to protect its legitimate business interests, Executive agrees as follows:

(i)                 Without the prior written consent of the Company, Executive shall not, during the period of employment with the Company, directly or indirectly, invest or engage in any business that is Competitive (as defined herein) with the Business of the Company or accept employment or render services to a Competitor (as defined herein) of the Company as a director, officer, agent, employee or consultant or solicit or attempt to solicit or accept business that is Competitive with the Business of the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended; provided, however, the Company acknowledges that Executive currently engages in a number of activities set forth on Exhibit B as long as such permitted activities do not have a material adverse effect on the Executive’s performance or this Agreement.

(ii)               Without the prior written consent of the Company and upon any termination of Executive’s employment with the Company and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, (x) invest or engage in any business that is Competitive (as defined herein) with the Business of the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended, (y) accept employment with or render services to a Competitor of the Company as a director, officer, agent, employee or consultant unless he is serving in a capacity that has no relationship to that portion of the Competitor’s business that is Competitive with the Business of the Company, or (z) solicit, attempt to solicit or accept business Competitive with the Business of the Company from any of the customers of the Company at the time of his termination or within twelve (12) months prior thereto or from any person or entity whose business the Company was soliciting at such time.

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(iii)             Upon termination of his employment with the Company, and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, engage, hire, employ or solicit in any manner whatsoever the employment of an employee of the Company.

(iv)              For purposes of this Agreement, a business or activity is in “Competition” or “Competitive” with the Business of the Company if it involves, and a person or entity is a “Competitor”, if that person or entity is engaged in, or about to become engaged in, the research, development, design, manufacturing, marketing or selling of a specific product or technology that closely resembles, competes, or is designed to compete, with, or has applications similar to any product or technology for which the Company has obtained or applied for a patent or made disclosures, or any product or technology involving any other proprietary research or development engaged in or conducted by the Company during the Term of Executive’s employment with the Company.

7.                   GENERAL PROVISIONS.

(a)                NOTICES. Any notices required hereunder to be in writing shall be deemed effectively given: upon personal delivery to the party to be notified, when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or Executive’s company-provided email address, or at such other address as the Company or the Executive may designate by ten (10) days advance written notice to the other.

(b)                ENTIRE AGREEMENT. This Agreement, together with Exhibits A and B, constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

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(a)                GOVERNING LAW. This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of New York.

(b)                ASSIGNMENT. The rights and obligations of the parties under this Agreement shall not be assignable without written permission of the other party.

(c)                SEVERABILITY. The invalidity of any provision of this Agreement under the applicable laws of the State of Connecticut or any other jurisdiction, shall not affect the other provisions hereby declared to be severable from all other provisions. The intention of the parties, as expressed in any provision held to be void or ineffective shall be given such full force and effect as may be permitted by law.

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(d)                SURVIVAL. The obligations under Sections 3, 4, 6, 7 and 8 shall survive the termination of this Agreement.

(e)                REMEDIES. Executive and the Company recognize that the services to be rendered under this Agreement by Executive are special, unique, and of extraordinary character, and that in the event of the breach by Executive of the terms and conditions of Sections 3, 4, and 7 hereof the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, to obtain damages for any breach thereof.

(f)                 DISPUTE RESOLUTION. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to production, use or commercialization, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing, which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Connecticut and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and each party shall pay the costs that party incurs in connection with the mediation, but all other costs of the mediation, including the fees of the mediator and administrative fees, shall be paid by the Company. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the State of Connecticut or in the United States District Court for the District of Connecticut, to whose jurisdiction for such purposes Company and Executive each hereby irrevocably consents and submits.

[signatures to follow on next page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Portage Development Services, INC.

By:
Name: Ian B. Walters, MD
CEO

Executive

Name: Allan Shaw

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Exhibit A - Confidential Information and Invention Assignment Agreement

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Exhibit B – Permitted Activities

Presently, Executive is serving ASC Therapeutics as fractional CFO for approximately 25-40 hours per month.

Presently, Executive currently serves on the boards of CalciMedica, Blue Water Vaccines and Edith & Carl Marks JCH of Bensonhurst.

Presently, Executive provides ad hoc advisory via Shaw Strategic Capital LLC: for approximately 2-4 hours / month of time on average to Parthenon Therapeutics.

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